Exhibit 10.13

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”), is dated as of November 7, 2006, by and between Chuy’s Opco, Inc., a Delaware corporation (the “Provider”), on the one hand, and Three Star Management, Ltd. (formerly Chuy’s Group, Ltd.), a Texas limited partnership (the “Customer”), on the other hand.

RECITALS:

A. The Provider is a party to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among the Provider, MY/ZP on Hwy 183, Ltd., a Texas limited partnership, MY/ZP of S.A. – 281, Ltd., a Texas limited partnership, MY/ZP of Round Rock, Ltd., a Texas limited partnership, MY/ZP of Shenandoah, Ltd., a Texas limited partnership, MY/ZP Central Texas, Ltd., a Texas limited partnership, MY/ZP North Lamar, Ltd., a Texas limited partnership, MY/ZP on McKinney, Ltd., a Texas limited partnership, and MY/ZP of River Oaks, Ltd., a Texas limited partnership, MY/ZP IP Group, Ltd., a Texas limited partnership, and Three Star Management, Ltd., a Texas limited partnership, Michael Young (“Young”) and John Zapp (“Zapp”);

B. The Customer provides certain management services to Chuy’s Boat Towne, Ltd., Shady Grove, Inc., and Lake Austin, Ltd. (collectively, the “Non-Chuy’s Restaurant Group”) relating to their respective restaurant businesses conducted under the names “Hula Hut,” “Shady Grove” and “Lucy’s Boatyard,” respectively, at the locations identified on Schedule B;

C. The Provider has agreed to enter into this Agreement with respect to the provision of certain management services to the Customer in respect of the Customer’s provision of management services to or for the benefit of the Non-Chuy’s Restaurant Group’s restaurants identified in Schedule B hereto; and

D. All capitalized terms used but not defined herein will have the respective meanings set forth in the Purchase Agreement.

Accordingly, the parties agree as follows:

I. MANAGEMENT SERVICES

1.1 Provider Obligations. Subject to the terms and conditions of this Agreement, during the Term, the Provider will, or will cause one of its subsidiaries to, provide to the Customer, the management services and assistance (together, the “Management Services”) set forth on Schedule A hereto. The parties acknowledge that the Management Services do not include any obligation of Provider to furnish access to or use of the existing warehouse space of the Previous Providers (as defined below) at 1623 Toomey Road, Austin, Texas since the Customer and/or its Affiliates will be leased, or otherwise granted the right to use and access, approximately fifty percent (50%) of such warehouse space directly by the landlord.

1.2 Term. The obligations of the Provider to provide each Management Service or cause such Management Service to be provided hereunder will commence upon the execution of this Agreement and continue until the second anniversary of the date of this Agreement (the “Initial Term”) and will automatically renew for consecutive 90 day periods (each, a “Renewal Term”) unless either party notifies the other party at least 60 days before the end of the then-current term of its intent not to renew (the Initial Term and any Renewal Terms will be referred to collectively as the “Term”).

1.3 Modification of Management Services. During the Term, any or all of the Management Services may be modified in any respect upon mutual written agreement of the Provider and the Customer.

1.4 Provision of Management Services.

(a) Scope. The Provider agrees to provide the Customer with the Management Services on substantially the same basis (including scope, quality and quantity of services) as those management services provided by MY/ZP IP Group, Ltd. (formerly, Chuy’s Comida Deluxe, Inc.) and the Customer (collectively, the “Previous Providers”) to or for the benefit of the Non-Chuy’s Restaurant Group’s restaurants identified on Schedule B hereto prior to the Closing (as defined in the Purchase Agreement). The Customer acknowledges and agrees that the Provider will not be obligated to perform, or to cause to be performed, any Management Service if and to the extent that such Management Service: (i) exceeds, in any material respect, the historical volume or quantity of such services performed by the Previous Providers during the two-year period immediately preceding the Closing, (ii) is for any operations of the Customer other than in respect of the continued management services the Customer provides to the Non-Chuy’s Restaurant Group’s operation of the Hula Hut, Shady Grove and Lucy’s Boatyard locations identified on Schedule B, or (iii) would breach any contract to which the Provider is a party immediately following the Closing (as defined in the Purchase Agreement) or violate any applicable Law to which the Provider is subject.

(b) Standard of Performance; Standard of Care. The Provider will use, and will cause its subsidiaries to use, commercially reasonable efforts in the performance of its obligations under this Agreement in a manner consistent with the past practice of the Previous Providers, including the scope, quality and quantity of services. The Provider will perform its duties and obligations under this Agreement in compliance with all applicable Laws.

1.5 Confidentiality. (a) Each party (“Receiving Party”) agrees that all information and materials (regardless of form or medium) it obtains from the other party or its Affiliates (including, in the case of the Customer, the Non-Chuy’s Restaurant Group) (“Disclosing Party”) are the confidential property of the Disclosing Party (“Confidential Information”), if (i) conspicuously labeled as “proprietary” or “confidential” or some similar designation, or (ii) if disclosed orally or visually, is confirmed in writing labeled as “proprietary” or “confidential” or some similar designation within 30 days of such oral or visual disclosure, or (iii) based on the nature of the information or the manner of its disclosure should reasonably be considered as confidential. For the avoidance of doubt, and subject to Section 1.5(b) below, all information disclosed by the Customer and/or the Non-Chuy’s Restaurant Group, or their respective Representatives, to the Provider relating to the Customer’s and/or the Non-Chuy’s Restaurant Group’s employees, financials, product or marketing plans or other business information, and the information, reports and other results of the Management Services, will be deemed Confidential Information of the Customer for purposes of this Agreement regardless of whether or not marked as indicated in the preceding sentence. The Receiving Party agrees that, following the receipt of any Confidential Information, the Receiving Party will maintain the Confidential Information in strict confidence and not disclose or use any Confidential Information, except as expressly set forth in this Section 1.5. The Receiving Party (i) will keep the Confidential Information confidential using the safeguards and standards of care that the Receiving Party uses to preserve the confidentiality of its own confidential information (but in no event using less than reasonable care) and will not, without the prior written consent of the disclosing party unless required by law, disclose any Confidential Information in any manner whatsoever, and (ii) will not use any Confidential Information other than in connection with the provision or receipt of the Management Services; provided, however, that the Receiving Party may reveal the Confidential Information to its employees, contractors and representatives (“Representatives”) (x) who need to know the Confidential Information for the purposes of providing or receiving the Management Services, as applicable, (y) who are informed by the recipient of the confidential nature of the Confidential Information, and (z) who agree to act in accordance with the terms of this Section 1.5. The Receiving Party will cause its Representatives to observe the terms of this Section 1.5, and the Receiving Party will be responsible for any breach of this Section 1.5 by any of its Representatives.

(b) The obligation of confidentiality under this Section 1.5 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

(i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt from the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its receipt from the Disclosing Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other obligation of confidentiality;

(iv) was received by the Receiving Party, other than under an obligation of confidentiality, from a third person lawfully in possession of the information and whom the Receiving Party reasonably believed was not under a restriction from disclosing such information; or

(v) was independently developed by the Receiving Party, without reference or access to any Confidential Information of the Disclosing Party.

(c) In the event that the Receiving Party or any of its Representatives or Affiliates are requested pursuant to, or are required by, applicable Law to disclose any of the Confidential Information, the Receiving Party will promptly notify the Disclosing Party and otherwise cooperate with the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the terms of this Section 1.5. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party does not waive compliance with the terms of this Section 1.5, the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(d) The Receiving Party will notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of any Confidential Information. The Receiving Party agrees to return to the Disclosing Party, or to destroy (and to certify to such destruction in writing to the Disclosing Party), all information and materials containing or embodying any Confidential Information, regardless of the media and regardless of by whom prepared, within five days after demand therefor by the Disclosing Party or, in any event, within five days after termination or expiration of this Agreement. Notwithstanding the preceding sentence, the Provider will be entitled to retain for its records (and solely for archival purposes) one copy of all Confidential Information obtained in connection with the provision of the Management Services, subject to the terms and conditions of this Section 1.5.

II. CONSIDERATION

2.1 Fees. (a) In consideration for the Management Services provided by or on behalf of the Provider under this Agreement during the Term, the Customer agrees to pay the Provider (i) a monthly fee in the amount of $10,000 plus (ii) the Non-Chuy’s Restaurants’ allocable share of wages and expense reimbursements for “Handyman Support” (as described in Schedule A) performed for the Non-Chuy’s Restaurants’ (with such allocations to be made in accordance with the past practice of the Previous Providers) (the “Fees”). Other than the Fees and the Expenses specified in Section 2.2 and any additional fees or expenditures expressly agreed to by the Customer to be paid by the Customer for hiring additional personnel, funding additional capital expenditures or otherwise, the Customer will not be responsible for any fees or expenses incurred by the Provider or any of its subsidiaries in connection with its or their provision of the Management Services hereunder.

(b) Without limitation of any other rights or remedies of the Customer, for any period during the Term in which a Management Service is not rendered for the entire period specified, the Fees respect to such Management Service will be prorated based on the actual number of days in such period, if applicable.

2.2 Reimbursement of Out-of-Pocket Expenses. The Customer will reimburse the Provider for all (a) reasonable out-of-pocket expenses (including travel expenses) that arise out of the provision of the Management Services pursuant to this Agreement incurred by the Provider or its subsidiaries (the “Out-of-Pocket Expenses”) and (b) sales or similar non-income taxes incurred by the Provider or its subsidiaries in connection with the provision of Management Services pursuant to this Agreement (together with the Out-of-Pocket Expenses, “Expenses”) will be reimbursed by the Customer; provided, however, that for any Expense described in clause (a) in excess of $1,000 per occurrence or event, the Provider or its subsidiaries will be required to obtain prior approval thereof from the Customer, which approval will not be unreasonably withheld. For the avoidance of doubt, Out-of-Pocket Expenses will not include any general administrative overhead expenses related to the Business including employee salaries, equipment, insurance (other than insurance directly attributable to the Non-Chuy’s Restaurant Group) and supplies incurred by the Provider in providing the Management Services.

2.3 Payment. The Customer will pay or cause to be paid to the Provider the Fees and Expenses on the first day of each month during the Term. If the Customer fails to pay any portion of the undisputed Fees and Expenses when due, interest will accrue on the undisputed amount payable, beginning on the 10th day following the due date, at a rate equal to the lesser of (a) one and one-half percent (1.5%) per month and (b) the maximum legal rate (the “Interest Rate”). If the Customer disputes in good faith any portion of the Fees and Expenses and such dispute is resolved in favor of the Provider, interest will accrue on the amount payable commencing on the date such Fees and Expenses were due if undisputed, at the Interest Rate.

III. TERMINATION

3.1 Term and Termination. (a) This Agreement will remain in effect with respect to each Management Service during the Term for such Management Service unless earlier terminated in accordance with this Section 3.1.

(b) An authorized officer of either the Provider or the Customer may terminate this Agreement upon written notice to the other party if:

(i) the other party has violated any material provision of this Agreement and such violation has not been remedied within 30 days after written notice thereof; or

(ii) the other party has filed, or has filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights.

(c) Authorized officers of the Provider and the Customer may terminate this Agreement by mutual written agreement

(d) An authorized officer of the Customer may terminate this Agreement in its entirety and for any reason on behalf of the Customer upon delivery of 90-days’ prior written notice to the Provider; provided, however, such notice may not be delivered during the initial 275-day period following the date of execution of this Agreement.

(e) The parties’ obligations pursuant to Sections 1.5, 2.3 and 4.2 will survive the expiration or any termination of this Agreement in accordance with its terms.

IV. MISCELLANEOUS

4.1 Warranty Disclaimer. EXCEPT AS PROVIDED IN SECTION 1.4, THE PROVIDER DOES NOT MAKE ANY WARRANTY CONCERNING THE MANAGEMENT SERVICES AND THE WARRANTY IN SUCH SECTION 1.4 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW THE CUSTOMER TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE ITS BUSINESS.

4.2 Indemnification. (a) Subject to subsection (d) below, each party (the “Indemnitor”) will indemnify and hold the other party, its Affiliates and each of their respective shareholders, officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (each, an “Indemnitee”) harmless from and against and will promptly defend the Indemnitees from and reimburse the Indemnitees for any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys’ fees and other costs and expenses) (collectively, “Damages”), arising out of or related to (i) a breach by the Indemnitor of this Agreement and (ii) the gross negligence, bad faith or intentional misconduct of the Indemnitor in connection with the provision or receipt of Management Services under this Agreement.

(b) The amount of any Damages for which indemnification is provided under this Section 4.2 will be computed net of any insurance proceeds received or receivable by the Indemnitee pursuant to an insurance policy with respect to such Damages. Other than with respect to claims for indemnity in respect of any liability, Damages or claims resulting from action taken by the Provider with the prior written consent of or in accordance with the instructions of, the Customer, which shall not be subject to any cap, in no event will the Indemnitor’s aggregate liability under this Section 4.2 to the Indemnitees exceed $240,000.

(c) The Indemnitee must notify the Indemnitor in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 4.2(a), and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnitor will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnitee. The Indemnitee will have the right (i) to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding that is being defended by the

Indemnitor, and (ii) to assume the defense of such third party claim, demand, action or proceeding, at the cost and expense of the Indemnitor if the Indemnitor fails or ceases to defend the same. In connection with any such third party claim, demand, action or proceeding, the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnitor to settle any such third party claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnitor (and such settlement contains a complete release of the Indemnitee and its Affiliates and their respective directors, officers and employees) and the Indemnitor proposes to accept such settlement and the Indemnitee refuses to consent to such settlement, then (i) the Indemnitor will be excused from, and the Indemnitee will be solely responsible for, all further defense of such third party claim, demand, action or proceeding, (ii) the maximum liability of the Indemnitor relating to such third party claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnitee on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnitee will pay all reasonable attorneys’ fees and legal costs and expenses incurred after rejection of such settlement by the Indemnitee; provided, however, that if the amount thereafter recovered by such third party from the Indemnitee is less than the amount of the proposed settlement, the Indemnitee will be reimbursed by the Indemnitor for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(d) No party will be entitled to recover any consequential, indirect or punitive damages (including lost profits or lost revenues) arising out of the matters covered by this Agreement, regardless of the form of the claim or action, including claims or actions for tort, breach of contract, warranty, representation or covenant.

(e) The Indemnitees’ rights to indemnification as set forth in this Section 4.2 will be their exclusive remedy with respect to any Damages arising out of the matters covered by this Agreement, other than their right to terminate this Agreement as set forth in Section 3.1(b). Each Indemnitee hereto will be entitled to indemnification for Damages sustained in accordance with the provisions of this Section 4.2 regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

4.3 Relationship of Parties. The Provider and its Affiliates will for all purposes be deemed to be an independent contractor with respect to the provision of Management Services hereunder, will not be considered (nor will any of their directors, officers, employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of the Customer and will have no duties or obligations beyond those expressly provided in this Agreement and the Purchase Agreement with respect to the provision of the Management Services. No party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of any other party. The provision of the Management

Services will not alter the classification of, or the compensation and employee benefits provided to, the employees of the Provider, the Customer or any of their Affiliates. The employees of the Provider will be employed solely by the Provider or its Affiliates, and the employees of the Customer will be employed solely by the Customer or its Affiliates. No employee of the Provider or the Customer will be entitled to any additional compensation for the provision of the Management Services.

4.4 Interpretation. (a) When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive and (ii) words in the singular include the plural and vice versa. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any applicable Law.

(b) All parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

4.5 Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

4.6 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

4.7 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Provider, to:

Chuy’s Opco, Inc.

1623 Toomey Road

Austin, Texas 78704

Facsimile No.: 512-476-5157

with copies to:

Goode Partners

667 Madison Avenue

21st Floor

New York, New York 10021

Facsimile No.: 212-317-2827

Attention: David J. Oddi

and

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile No.: 212-755-7306

Attention: Robert A. Profusek, Esq.

If to the Customer, to:

Three Star Management, Ltd.

1623 Toomey Road

Austin, Texas 78704

Facsimile No.: 512-476-5157

Attention: Mike Young/John Zapp

with a copy to:

Graves, Dougherty, Hearon & Moody, P.C.

401 Congress Avenue, Suite 2200

Austin, Texas 78701

Facsimile No.: 512-478-1976

Attention: Clarke Heidrick, Esq.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

4.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their successors and permitted assigns and will not be deemed to confer upon any third party (including any member of the Non-Chuy’s Restaurant Group, any Employee or Former Employee or their respective beneficiaries or dependents), and remedy, claims, liability, reimbursement, claim of action or other right in addition to those which may exist without regard to this Agreement.

4.9 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties hereto, except that (a) (i) the Provider may assign its rights and delegate its duties hereunder to one or more of its Affiliates upon prior notice to the Customer or (ii) collaterally assign this Agreement to its financing sources provided that, in each case, no such assignment will relieve the Provider of its obligations hereunder and (b) the Customer may assign its rights and delegate its duties hereunder to one or more of its Affiliates upon prior notice to the Provider provided that such Affiliate is wholly owned by Young and Zapp. Any attempted assignment in violation of this Section 4.9 will be void.

4.10 Severability. The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

4.11 Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

4.12 Dispute Escalation and Binding Arbitration; Jurisdiction. (a) In the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement) (a “Dispute”), then upon the written request of either party, each of the Provider and the Customer will appoint a designated senior business executive whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. No formal proceedings for the resolution of the Dispute may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 30th day after the initial request to negotiate the Dispute.

(b) Any Dispute, if not resolved informally through negotiation between the parties as contemplated by Section 4.12(a), will be resolved by final and binding arbitration conducted in accordance with and subject to JAMS Comprehensive Arbitration Rules and Procedures of JAMS then in effect. One arbitrator will be selected by the parties’ mutual agreement or, failing that, by JAMS (provided, that, in any event, the arbitrator must be listed as an approved arbitrator by the Dallas office of JAMS and be a former Texas state civil court judge or federal court judge) (the “Arbitrator”), and the Arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The Arbitrator will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 4.12 will take place in Austin, Texas. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section 4.12 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute. Nothing in this Section 4.12 prevents the Parties from exercising their right to terminate this Agreement in accordance with Section 3.1.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.13 Force Majeure. The Provider will not be liable to the Customer for failure to perform or delays in performing any part of the Management Services if such failure or delay results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a Governmental Entity, Laws, regulations, embargo, fire, strike, or any other cause or circumstance beyond the control of the Provider other than financial difficulties of the Customer. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, the Provider will promptly give notice to the Customer of such occurrence and the effect and/or anticipated effect of such occurrence. The Provider will use its reasonable efforts to minimize disruptions in its performance, to resume performance of its obligations under this Agreement as soon as practicable and to assist the Customer in obtaining, at their sole expense, an alternative source for the affected Management Services and the Customer will be released from any payment obligation to the Provider with respect to the affected Management Services during the period of such force majeure; provided, however, the resolution of any strike will be within the sole discretion of the Provider.

4.14 No Obligation to Disburse Funds. Nothing in this Agreement requires, and the Provider has no obligation to disburse any funds, make any payments or write any checks on behalf of the Customer.

4.15 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, will be deemed to have been performed, satisfied or fulfilled by such party.

4.16 Counterparts. This document may be executed in two or more separate counterparts, each of which, when so executed, will be deemed to be an original. Such counterparts will together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

4.17 Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

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IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

CHUY’S OPCO, INC.

By:	/s/ David J. Oddi
Name: David J. Oddi
Title: Vice President

THREE STAR MANAGEMENT, LTD.

By:	Three Star Management GP, LLC, its General Partner

By:	/s/ Michael R. Young
Name: Michael R. Young
Title: President

Management Agreement Signature Page